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                                                                    EXHIBIT 99.1
[LOGO]


                                                                OCTOBER 17, 2005
                                                           FOR IMMEDIATE RELEASE

                     AVONDALE REPORTS FINANCIAL RESULTS FOR
                                FISCAL YEAR 2005

         MONROE, GEORGIA...Avondale Incorporated, a Georgia-based textile manufacturer, reported results today for its fiscal year ended August 26, 2005. Sales in the 2005 fiscal year improved 0.8% to $569.2 million from $564.8 million in the 2004 fiscal year. Avondale's net loss in the 2005 fiscal year was reduced to ($2.6) million compared to a ($6.2) million net loss in the 2005 fiscal year.

         G. Stephen Felker, Chairman and Chief Executive Officer, stated, "2005 was a pivotal year for the textile industry. Under the rules of the World Trade Organization, all quotas restricting trade between member countries were eliminated on January 1, 2005. In anticipation of this event was broad based speculation that demand for United States produced textiles would be substantially lost to imported products not utilizing United States produced yarns and fabrics. When looking at the issue of imported product, it is necessary to note that imports of apparel may contain domestic or foreign produced textile components. Avondale exports a very large portion of its production to apparel producing countries in the Western Hemisphere, which, in turn, sell their apparel into the United States retail market. As such, not all imports represent market share loss for domestic textile producers."

         Avondale has not subscribed to the dire predictions for the new age of world trade without quotas. Mr. Felker noted, "We had seen the many difficulties associated with Asian sourcing and believed that its growth peaked, probably in early 2004. However, while many of the advantages to importing Asian apparel are driven by government sponsored trade distortions and not fundamental economics, those advantages are real. On the other hand, the advantages of sourcing for the United States retail market in the Western Hemisphere are also significant. Our experiences were telling us that the ratios of Western Hemisphere and Asian supply were about right."

         Mr. Felker further observed, "The real pressure on our business in 2005 related to pricing. Lack of confidence and pricing power across the industry made attractive margins unobtainable. Avondale capacity utilization, however, was good, and, combined with continued cost reduction, contributed to improved cash flow."

         Addressing another significant factor affecting Avondale in fiscal 2005, Mr. Felker stated, "Circumstances unique to Avondale added tremendously to the difficulties of operating through this evolutionary event in world trade. On January 6, 2005, a Norfolk Southern train derailed on our property and caused a chlorine spill. Nine people were killed, including six on their jobs at Avondale. One hundred thirty-six of our associates were treated for injuries resulting from chlorine exposure. Several suffered through extended periods in intensive care. Our property was severely damaged and our production disrupted. Electronic and mechanical failures have plagued operations at an increasing rate since the derailment.

         Avondale did an outstanding job of resuming operations on an emergency basis following the derailment. Our associates were heroic in their response to the tragedy and our customers were supportive. Over the months since then, however, the disruption caused by equipment failures, repairs and remediation has been overwhelming. Operational costs and performance have suffered and demands upon our associates have been extraordinary.



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         These difficulties brought on by the derailment could not have occurred at a worse time. Avondale has performed well in developing an attractive position in the future of the domestic textile industry. We have well equipped plants, good people and adequate liquidity. The tolerance for inefficiencies, however, is very small. A catastrophe on the scale we experienced is a major set back.

         I am certain that Avondale would have been profitable in fiscal 2005 had the Norfolk Southern chlorine spill not occurred. We were emerging from the difficulties of 2004 when we saw the return of several Asian sourcing programs back to U.S. supply. Pre tax and interest cash flow (Adjusted EBITDA as shown below) bottomed out in the 2004 fiscal year at $38 million. In the 2005 fiscal year that number increased to $45 million. Without the effects of the chemical spill, I believe that Adjusted EBITDA would have been in the mid 50 million-dollar range in fiscal 2005. While less than gratifying, it would have represented an improvement of more than 40% over the previous fiscal year and a recovering trend.

         Avondale is appropriately insured. In addition, a lawsuit has been initiated against Norfolk Southern. The failure of Norfolk Southern to take constructive action to address the serious ongoing damage to Avondale has made legal action against them necessary. We expect to prevail and to restore our favorable long-term prospects.

         In the meantime, we have had to transition from being optimistic to being realistic in terms of the production levels we can manage through the clean up and remediation. In early October, Avondale announced that capacities representing approximately 15% to 20% of annual net sales would be taken off line to facilitate remediation of the properties impacted by the chlorine spill. The remediation process could take two years or more. Due to the length of time required to complete the repair and restoration of our properties, Avondale's workforce has been reduced. It is an unfortunate situation, but we must do what is required to make it manageable."

         In summary, Mr. Felker stated, "The management of our company is appropriately focused on the challenges at hand. Our associates and customers are supportive. I regret the difficulties with which they have had to contend. I can proudly report that our resolve to recover is strong."

         Capital expenditures during the 2005 fiscal year were $9.0 million, while debt, net of cash and the sale of receivables, was reduced in the year by $29 million. Mr. Felker added, "Avondale has sufficient liquidity to meet the challenges we face."



                           EBITDA AND ADJUSTED EBITDA

         EBITDA and Adjusted EBITDA are presented, as management believes these measures to be widely accepted indicators of a company's ability to service its indebtedness and are used by investors and analysts to evaluate companies within the textile and apparel industry. EBITDA is commonly defined as net income
(loss) plus (a) interest expense, (b) provision for (benefit of) income taxes and (c) depreciation and amortization. Adjusted EBITDA, as defined by the Company, differs due to the further addition to net income (loss) of (a) discount and expenses on sales of receivables, (b) gain on extinguishment of debt, (c) restructuring noncash charges and (d) adjustment of carrying value of inventories to LIFO basis. Adjusted EBITDA is also presented because it is a defined value used in the calculation of certain financial covenants, including an interest coverage ratio, a fixed charge coverage ratio and minimum Adjusted EBITDA, under the Company's revolving credit facility, accounts receivable securitization facility, equipment note, senior notes due 2012 and subordinated notes due 2013 (the "Facilities"). The Company presents Adjusted EBITDA to facilitate verification, by its lenders and noteholders, of the Company's compliance with these financial covenants. If the Company is unable to comply with these financial covenants, incurrence of additional indebtedness may be limited and events of default may be triggered. Under the most restrictive of these financial covenants applicable to fiscal 2005, in the event that combined excess availability under the revolving credit facility and the Receivables Securitization Facility falls below $20 million for a period of four consecutive weeks, the Company must maintain an interest coverage ratio greater than 2.0, a fixed charge coverage ratio greater than 1.50 and minimum annual Adjusted EBITDA of greater than $45.0 million. As of August 26, 2005, the Company was in compliance with each of these financial covenants. Failure to comply with one or more of these covenants could have a material adverse effect on the Company's financial condition.

         As defined in the Facilities, discount and expenses on sales of receivables are to be treated as interest expense in calculating the financial covenants. In addition, noncash items such as gains or losses on extinguishment of debt, restructuring charges and equipment disposals, and adjustments of carrying value of inventories to LIFO basis are to be excluded in the calculation of Adjusted EBITDA.



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         Adjusted EBITDA as calculated in accordance with the Facilities is not necessarily comparable to similarly titled measures used by other companies. Adjusted EBITDA (a) does not represent net income (loss) or cash flow from operations as defined by generally accepted accounting principles; (b) is not necessarily indicative of cash available to fund cash requirements; and (c) should not be considered an alternative to operating income, net income (loss) or net cash provided by operating activities as determined in accordance with GAAP.

         The following table reconciles Adjusted EBITDA on a consolidated basis to the line on the Company's consolidated statement of operations entitled net income (loss), and is calculated by the Company as follows (amounts in thousands):

                                                             FISCAL YEAR
                                                   ------------------------------
                                                       2004              2005
                                                   ------------      ------------
Net income (loss) ............................     $     (6,237)     $     (2,569)
Interest expense, net ........................           17,788            15,307
Benefit of income taxes ......................           (4,915)           (1,725)
Depreciation and amortization ................           37,268            33,789
                                                   ------------      ------------
EBITDA .......................................           43,904            44,802
Discount and expenses on
    sale of receivables ......................            2,419             2,254
Loss (gain) on extinguishment of debt ........          (17,000)             (162)
Restructuring charges, net and other
    equipment disposals (non-cash portion) ...            3,140                --
Adjustment of carrying value of inventories
     to LIFO basis, net of market adjustment .            5,210            (1,645)
                                                   ------------      ------------
Adjusted EBITDA ..............................     $     37,673      $     45,249
                                                   ============      ============

Net cash provided by (used in) operating
activities ...................................     $     (1,994)     $     10,031
                                                   ============      ============
Net cash provided by (used in) investing
activities ...................................     $        567      $     (6,254)
                                                   ============      ============
Net cash used in financing activities ........     $     (6,861)     $     (4,325)
                                                   ============      ============



         We believe that fiscal 2005 EBITDA and Adjusted EBITDA would have been more than $8 million higher, if not for the loss of production and sales unit volume and the increase in cost of sales caused by the Norfolk Southern train derailment and chlorine spill. We present the estimated impact on Adjusted EBITDA of the Norfolk Southern train derailment and chlorine spill because we believe the derailment is an extraordinary event that has significantly impacted our financial condition and results of operations.

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FOR FURTHER INFORMATION CONTACT:

G. Stephen Felker, Jr.
Manager, Corporate Development
Avondale Mills, Inc.
506 South Broad Street
Monroe, GA 30655
(770) 267-2226